As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-181514

Registration No. 333-130229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181514

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130229

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0318078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of Registrant’s Principal Executive Office) (Zip Code)

Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan

Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan

(Full Title of the Plan)

Lynn A. Feldman

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(210) 832-3700

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 1, 2019, Clear Channel Outdoor Holdings, Inc. (formerly known as Clear Channel Holdings, Inc.) (the “Company”) consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 27, 2019, by and between the Company and Clear Channel Outdoor Holdings, Inc. (“Old CCOH”). Pursuant to the Merger Agreement, Old CCOH merged with and into the Company with the Company surviving the merger (the “Merger”) and changing its name to Clear Channel Outdoor Holdings, Inc., and shares of Class A Common Stock of Old CCOH (“Old CCOH Class A Common Stock”) (other than shares of Old CCOH Class A Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company) converted into an equal number of shares of common stock, par value $0.01 per share of the Company (“Common Stock”).

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company assumed the obligations of Old CCOH under the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan (the “2012 Plan”) and the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan” and together with the 2012 Plan, the “Plans”), and all stock options, restricted stock units and restricted stock awards relating to shares of Old CCOH Class A Common Stock were converted into stock options, restricted stock units and restricted stock awards, respectively, relating to shares of the Company’s Common Stock on a one-for-one basis and otherwise generally on the same terms and conditions as applied under the Plans and award agreements immediately prior to the effective time of the Merger. As the successor issuer under Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Common Stock is deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “CCO.”

These Post-Effective Amendments are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Company of (i) the Registration Statement on Form S-8, File No. 333-181514, filed by Old CCOH with the Securities and Exchange Commission (the “Commission”) on May 18, 2012, under which 32,662,819 shares of Common Stock are reserved for issuance or subject to outstanding awards under the 2012 Plan and (ii) the Registration Statement on Form S-8, File No. 333-130229, filed by Old CCOH with the Commission on December 9, 2005, under which 1,577,409 shares of Common Stock subject to outstanding options issued under the 2005 Plan.

In accordance with Rule 414, New CCOH, as the successor issuer, expressly adopts those registration statements (as adopted by these Post-Effective Amendments, the “Registration Statements”) as its own for all purposes of the Securities Act and the Exchange Act. Registration fees were paid at the time of filing the original registration statements.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 are omitted from this filing in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in these Registration Statements pursuant to Item 3 of Part II of these Registration Statements, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Old CCOH or the Company, as applicable, with the Commission pursuant to Section 12 of the Exchange Act are incorporated by reference and made a part of the Registration Statements:

•	Old CCOH’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 5, 2019;

•	Old CCOH’s Annual Report on Form 10-K/A for the year ended December 31, 2018 filed on March 22, 2019;

•	Old CCOH’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed on April 25, 2019;

•

Old CCOH’s Current Reports on Form 8-K filed on February 13, 2019, March 7, 2019, March  28, 2019, April 5, 2019 and May 2, 2019 (excluding any portions of such reports that were “furnished” rather than “filed”);

•	The Company’s prospectus filed with the Commission on April 2, 2019 pursuant to Rule 424(b)(3) of the Securities Act; and

•

The description of the Company’s Common Stock, which is contained in its Registration Statement on Form S-4, as amended (Registration No. 333-228986), under the heading “Description of New CCOH Capital Stock,” including any amendments or reports filed for purposes of updating such description.

All information filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished to, and not filed with, the Commission) subsequent to the effective date of these Registration Statements will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such information until all of the securities offered pursuant to these Registration Statements are sold or the offering pursuant to these Registration Statements is terminated. Any statement contained herein or in any information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Registration Statements to the extent that a statement contained in any other subsequently filed information that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of these Registration Statements, except as so modified or superseded

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Company’s Common Stock is being opined on by Kirkland & Ellis LLP, Chicago, IL.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit.

As permitted by the DGCL, we have included in our amended certificate of incorporation (our “Amended Certificate of Incorporation”) a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Amended Certificate of Incorporation and amended and restated bylaws (our “Amended and Restated Bylaws”), as amended, provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into an Indemnification Agreement with each of our directors. We expect to also enter into Indemnification Agreements with our future directors. Subject to certain limitations, the indemnification agreements provide that the Company will indemnify and hold harmless each director (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other charges that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director or officer of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or agent of the Company or its subsidiaries (the “Corporate Status”) (other than any proceeding brought by the Indemnified Party). The indemnification agreements further provide that, upon an Indemnified Party’s request, the Company will, to the fullest extent permitted by law, advance to, reimburse or pay on behalf of, the Indemnified Party, all expenses paid or incurred by the Indemnified Party in connection with any proceeding in which the Indemnified Party participates by reason of the Indemnified Party’s Corporate Status. Pursuant to the indemnification agreements, an Indemnified Party is presumed to be entitled to indemnification and the Company has the burden of proving otherwise.

The Indemnification Agreements also require the Company to maintain in full force and effect directors’ liability insurance on the terms described in the Indemnification Agreements. If indemnification under the Indemnification Agreements is unavailable to an Indemnified Party for any reason, the Company, in lieu of indemnifying the Indemnified Party, will contribute to any amounts incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances to reflect the relative benefits received or relative fault of the parties in connection with such event.. In addition, from time to time, we have entered into and may enter into indemnification agreements and executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with our senior officers. Such agreements and provisions generally provide, or will provide, that such persons are to be indemnified and held harmless to the fullest extent authorized by Delaware law. The Plans also provide for indemnification for each member of the board of directors, of the committee or any subcommittee appointed by the board of directors or the committee and any employee of the Company or its subsidiaries and affiliates who provides assistance with the administration of the applicable Plan or to whom plan-related responsibility is delegated, from and against any loss, cost, liability, damage and expenses arising out of or incurred in connection with the applicable Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct. We also have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law and our Amended Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, and other agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and our Amended Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, executive employment agreements, and other agreements containing indemnification provisions with our senior officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

3.2	Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Kirkland and Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages to these Post-Effective Amendments to the Registration Statements).

99.1	Clear Channel Outdoor, Inc. 2005 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K (File No. 001-32663) filed on April 30, 2007).

99.2	Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan (incorporated by reference to Appendix B to the Clear Channel Outdoor Holdings, Inc. definitive proxy statement on Schedule 14A for its 2017 Annual Meeting of Stockholders filed on April 19, 2017).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this the 2nd day of May, 2019.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ C. William Eccleshare
C. William Eccleshare
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian D. Coleman and Lynn A. Feldman, or any of them, as true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments and supplements, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of May, 2019.

Signature	Title

/s/ C. William Eccleshare	Chief Executive Officer (Principal Executive Officer) and Director
C. William Eccleshare

/s/ Brian D. Coleman	Chief Financial Officer and Treasurer
Brian D. Coleman	(Principal Financial Officer)

/s/ Jason Dilger	Chief Accounting Officer (Principal Accounting Officer)
Jason Dilger

/s/ John Dionne	Director
John Dionne

/s/ Lisa Hammitt	Director
Lisa Hammitt

/s/ Andrew Hobson	Director
Andrew Hobson

/s/ Thomas C. King	Director
Thomas C. King

/s/ Joe Marchese	Director
Joe Marchese

/s/ W. Benjamin Moreland	Director
W. Benjamin Moreland

/s/ Mary Teresa Rainey	Director
Mary Teresa Rainey

/s/ Jinhy Yoon	Director
Jinhy Yoon